As filed with the Securities and Exchange Commission on December 18, 2003

Registration No. 333-109506

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLECO CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	72-1445282
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
2030 Donahue Ferry Road	R. O'Neal Chadwick, Jr.
Pineville, Louisiana 71360-5226	Senior Vice President, General Counsel and
(318) 484-7400	Corporate Secretary
(Address, including zip code, and telephone	2030 Donahue Ferry Road
number, including area code, of registrant's	Pineville, Louisiana 71360-5226
principal executive offices)	(318) 484-7400
(Name, address, including zip code,
and telephone number, including area code,
of agent for service)

Copy to:
Timothy S. Taylor
Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
(713) 229-1234

        Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  _______
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  __X____
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  _______
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  _______
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  _______

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1) (2)(3)	Amount of registration fee
Common Stock, par value $1 per share........................................................
Preferred Stock, par value $25 per share......................................................
Preferred Stock, par value $100 per share....................................................
Senior Debt Securities....................................................................................
Subordinated Debt Securities.......................................................................
Total..........................................................................................................	$200,000,000	$16,180

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, distributions and dividends, if any.  The aggregate initial offering price of all securities issued from time to time pursuant to this registration statement shall not exceed $200,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies.  Such amount represents the offering price of any common stock or preferred stock, the principal amount of any debt securities issued at their state principal amount and the issue price rather than the principal amount of any debt securities issued at an original issue discount.  The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered.  Any offering of securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such securities at the time of the initial offering.

(2)  There is also being registered hereunder such indeterminate principal number or amount of debt securities, common stock and preferred stock as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption or exchange of any securities registered hereunder, including under any applicable antidilution provisions.  No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities or preferred stock.

(3)  Each share of common stock includes an associated preferred stock purchase right.  No separate consideration is payable for the preferred stock purchase rights.  The registration fee for these securities is included in the fee for the common stock.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 18, 2003.

Prospectus

[Logo]

$200,000,000

CLECO CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana  71360-5226
(318) 484-7400

     We will provide the specific terms of the securities in one or more supplements to this prospectus.  You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.  This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

The Offering

We may offer from time to time:

senior debt securities;
subordinated debt securities;
common stock; and
preferred stock

We will provide the specific terms of the offered securities in supplements to this prospectus.  Our debt securities may be convertible into or exchangeable for shares of our common stock or preferred stock.  Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "CNL."

Consider carefully the Risk Factors beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2003.

Table of Contents

About This Prospectus	1
Cautionary Statement Regarding Forward-Looking Information	2
Cleco Corporation	4
Ratio of Earnings to Fixed Charges	4
Risk Factors	5
Use of Proceeds	9
Description of Our Debt Securities	9
Description of Capital Stock	23
Plan of Distribution	28
Where You Can Find More Information	30
Validity of Securities	31
Experts	31

About This Prospectus

This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process.  By using this process, we may offer up to $200,000,000 of our securities in one or more offerings.  This prospectus provides you with a description of the securities we may offer.  Each time we offer securities, we will provide a supplement to this prospectus.  The prospectus supplement will describe the specific terms of the offering.  The prospectus supplement may also add, update or change the information contained in this prospectus.  Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the "Where You Can Find More Information" section of this prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus and the applicable prospectus supplement to "Cleco Corporation," "Cleco," "we," "us" and "our" or other similar terms are to Cleco Corporation, its predecessors and subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not authorized anyone else to provide you with any additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is current only as of the date of this prospectus, and any information incorporated by reference is current only as of the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Information

This prospectus, including the information we incorporate by reference, contains statements that are forward-looking statements.  You can identify our forward-looking statements by the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or other similar words.

We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made.  We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results.  Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

factors affecting utility operations such as unusual weather conditions or other natural phenomena; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fuel costs, gas supply costs or availability constraints due to higher demand, shortages, transportation problems or other developments; environmental incidents; or power transmission or gas pipeline system constraints, impact of the bankruptcy of Mirant Corporation and certain of its affiliates on the Perryville tolling agreement, the possible sale of the Perryville generating facility to a subsidiary of Entergy Corporation and Perryville Energy Partners LLC's debt, nonperformance by and creditworthiness of counterparties under tolling and power purchase agreements and trading arrangements, or the restructuring of those agreements and arrangements, including possible termination, increased competition in the power environment, including effects of industry restructuring or deregulation, transmission system operation or administration, retail wheeling, or cogeneration,

regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments made under traditional regulation, the frequency and timing of rate increases, the results of periodic fuel audits, and the formation of regional transmission organizations (RTOs) and the implementation of standard market design (SMD), financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board (FASB), the SEC, the Public Company Accounting Oversight Board, the Federal Energy Regulatory Commission, the Louisiana Public Service Commission or similar entities with regulatory or accounting oversight, economic conditions, including inflation rates and monetary fluctuations, credit ratings of Cleco Corporation, Cleco Power LLC and Cleco Evangeline LLC,

changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, interest rate, and warranty risks, acts of terrorism,

availability or cost of capital resulting from changes in Cleco or Cleco Power LLC, interest rates, and securities ratings or market perceptions of the electric utility industry and energy-related industries, employee work force factors, including changes in key executives and work stoppages,
2
legal and regulatory delays and other obstacles associated with mergers, acquisitions, capital projects, reorganizations, or investments in joint ventures, costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters, changes in federal, state, or local legislative requirements, such as changes in tax laws or rates, regulating policies or environmental laws and regulations, other factors we discuss in this prospectus, the accompanying prospectus supplement and our other filings with the SEC.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

Cleco Corporation

We are a diversified regional energy services holding company operating principally through Cleco Power LLC, our subsidiary that conducts our traditional electric utility business, and Cleco Midstream Resources LLC, our subsidiary that conducts our merchant energy business.

Cleco Power

Cleco Power is an electric utility regulated by the Louisiana Public Service Commission (LPSC) and the Federal Energy Regulatory Commission (FERC). Cleco Power provides electric utility services, including generation, transmission and distribution, to approximately 260,000 retail and wholesale customers in 104 communities and rural areas in a 14,000 square-mile region in central and southeastern Louisiana.

Cleco Midstream

Cleco Midstream is a subsidiary with operations in Louisiana and Texas that are not regulated by the LPSC or the Public Utility Commission of Texas. Cleco Midstream owns and operates two wholesale electric generation stations and wholesale natural gas pipelines and invests in a joint venture that owns and operates a single wholesale electric generation station. As of September 30, 2003, Cleco Midstream owned approximately 2,100 MW of electric generating capacity.

Miscellaneous

Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Rule 2 thereunder.  Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our telephone number at that location is (318) 484-7400.  Our homepage on the Internet's World Wide Web is located at http://www.cleco.com.  Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC.  Information on our website or any other website is not incorporated by reference into this prospectus or the accompanying prospectus supplement and does not constitute a part of this prospectus or the accompanying prospectus supplement.

 Ratio of Earnings to Fixed Charges

The following table sets forth, in accordance with SEC requirements, our ratios of earnings from continuing operations to fixed charges and earnings from continuing operations to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2003 (1)	2002 (1)	2002	2001	2000	1999	1998
Ratio of earnings from continuing operations to fixed charges	(2)	3.09x	2.60x	2.68x	2.66x	3.26x	3.75x
Ratio of earnings from continuing operations to combined fixed charges and preferred stock dividends	(3)	2.99x	2.52x	2.59x	2.56x	3.05x	3.42x
(1)	We believe that the ratios for the nine-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business.
(2)	For the nine months ended September 30, 2003, earnings were insufficient to cover fixed charges by $41.6 million.
(3)	For the nine months ended September 30, 2003, earnings were insufficient to cover fixed charges and preferred stock dividends by $43.2 million.

Risk Factors

There are many risks that may affect your investment in our securities.  You should carefully consider these risks as well as the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

Mirant's bankruptcy caused us to suffer a $134.8 million impairment charge, may prevent us from collecting amounts due and damages incurred under the Perryville Tolling Agreement and could result in foreclosure on the Perryville Power Station and other losses under Perryville Energy Partners LLC's loan agreements.

In July 2001, Perryville Energy Partners LLC (PEP), a limited liability company wholly owned by Cleco Midstream, entered into a 20-year capacity sale and energy agreement (the Perryville Tolling Agreement) with Mirant Americas Energy Marketing, LP (Mirant Americas), a subsidiary of Mirant Corporation (Mirant), for the entire capacity of PEP's 725-megawatt (MW) natural gas-fired electric generation facility located near Perryville, Louisiana (the Perryville Power Station).  Mirant and one of its other subsidiaries provided limited guarantees that supported Mirant Americas' obligations under the Perryville Tolling Agreement.

On July 14, 2003, Mirant, Mirant Americas and certain other Mirant subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  As a result of a motion filed under the federal bankruptcy laws by Mirant Americas and related debtors in August 2003, Mirant Americas has asserted that the Perryville Tolling Agreement was rejected under those laws on September 15, 2003.  Due to the rejection of the agreement, Mirant Americas' payment obligations under the Perryville Tolling Agreement terminated on September 15, 2003.

Since the July bankruptcy filing, PEP has invoiced Mirant Americas for $8.6 million for tolling revenue and services provided under the Perryville Tolling Agreement prior to the filing, or "prepetition," as well as $9.4 million for tolling revenue and services provided after the filing, or "postpetition."  At September 30, 2003, we had recorded a total of $13.9 million of reserves for uncollectible accounts as a result of Mirant America's failure to make payments under the tolling agreement for activity at the facility from July 2003 through September 15, 2003, $8.6 million of which related to prepetition amounts and $5.3 million of which related to postpetition amounts.

PEP intends to assert damage claims against Mirant Americas due to its rejection of the Perryville Tolling Agreement and against Mirant and its other subsidiary under their limited guarantees.  We cannot assure you that we will collect, or if we do collect, when and what amount we will be able to collect, (i) the $13.9 million of receivables owed at September 30, 2003, (ii) other amounts owed under the Perryville Tolling Agreement for the period from July 1, 2003 through September 14, 2003 and (iii) damages for breach of the tolling agreement.

We incurred an impairment charge of $134.8 million in the second quarter of 2003 relating to the carrying value of the Perryville Power Station as a result of the change in probability weighting of PEP's undiscounted cash flows relating to Mirant's bankruptcy filing.  Depending on the outcome of our efforts to market the output or sell the facility, applicable accounting rules could require us to reduce the carrying value of the facility and recognize an additional impairment charge.

The Mirant bankruptcy filing also has resulted in an event of default under PEP's Construction and Term Loan Agreement (Senior Loan), giving the lenders holding two thirds of the outstanding loan the right to declare any outstanding principal and interest immediately due, which at September 30, 2003 was $134.4 million.  We have provided a guarantee to pay interest and principal under the Senior Loan if PEP is unable to make its payments, and the loan also requires PEP to maintain cash in restricted accounts.  At September 30, 2003 the amount guaranteed by us was $7.3 million and the amount held in the restricted accounts was $10.3 million.  If the lenders accelerate the loan, PEP may not be able to renegotiate or refinance the loan on acceptable terms or at all, or to obtain other borrowings to pay off the loan, triggering our obligation to make payments to the lenders under our guarantee.  Furthermore, in the event of non-payment, the lenders could foreclose on the ownership interests in PEP as well as on the Perryville Power Station assets, including the cash in the restricted accounts.  If the lenders foreclosed, they would own rights to damages from Mirant Americas for breach of the Perryville Tolling Agreement and prevent us from collecting those amounts.

The ability of our counterparties to satisfy their payment obligations under key agreements relating to our merchant power plant operations has become less certain, placing a significant source of our revenue and other income at risk.

Our Cleco Midstream energy business derives a substantial portion of its revenue from tolling agreements relating to its power plants.  These tolling agreements give the counterparties the right to own, dispatch and market all of the electric generation capacity of the respective facility in exchange for fixed and variable fees.  Currently, Cleco Midstream's power plant tolling revenues are derived primarily from a tolling agreement with Williams Energy.  Additionally, we record equity earnings from our 50% interest in Acadia Power Partners LLC (APP), which derives its revenues from two tolling agreements with Calpine Energy Services, L.P.  For the nine month period ended September 30, 2003, revenue from our tolling agreements was $88.1 million and pre-tax equity earnings from our 50% interest in APP was $23.9 million.

The credit ratings of the senior unsecured debt of Williams Companies, Inc. (Moody's Investors Service (Moody's) - B3; Standard & Poor's Ratings Services (Standard & Poor's) - B+) and Calpine Corp. (Moody's - B1; Standard & Poor's - CCC+), the respective parent companies of the counterparties under these tolling agreements, have been downgraded and/or put on negative watch by one or more credit rating agencies at least once during the past year.  These downgrades indicate that our counterparties' ability to perform their payment obligations under the tolling agreements may be impaired.  If any of our counterparties failed to perform their obligations under their respective tolling agreements, we would lose a significant portion of our current revenue and other income.  In addition, we may not be able to enter into agreements in replacement of our existing tolling agreements on terms as favorable as our existing agreements or at all.

The outcome of the LPSC's audit of our utility's recovery of fuel and purchased power expenses could require Cleco Power to make a substantial refund of previously recorded revenue.

Generally, the fuel and purchased power expenses as well as certain related expenses Cleco Power incurs to provide power to its customers are recovered through fuel adjustment clauses that enable it to pass on to its customers substantially all of those expenses.  The fuel adjustment clauses, one for retail service and the other for wholesale service, are regulated by the LPSC (representing approximately 93% of Cleco Power's total fuel costs) and the FERC, respectively.  In the first quarter of 2003, the staff of the LPSC commenced a periodic audit of fuel and purchased power expenses recovered under the retail service fuel adjustment clause during 2001 and 2002.  Although a LPSC order issued in November 1997 requires this type of periodic audit to be performed at least every other year, this is Cleco Power's first fuel adjustment clause audit since the order.  For the two-year period ended December 31, 2002, Cleco Power recovered approximately $567.1 million in LPSC-jurisdictional revenue under the fuel adjustment clause relating to fuel and purchased power expenses.  We are unable to predict the results of the fuel audit, which could require Cleco Power to make a substantial refund of previously recovered revenue.  The LPSC staff expects to issue its findings and recommendations related to the fuel audit by the first quarter of 2004.

Adverse findings or determinations in regulatory and investigatory proceedings to which we are subject could require the refunding of revenues and could result in the imposition of additional penalties and restrictions on us.

In 2002, we identified certain energy trading activities and other transactions between Cleco Power and some of our Cleco Midstream subsidiaries.  These activities consist primarily of indirect sales of test power by Cleco Evangeline LLC to Cleco Power, other indirect acquisitions of purchased power by Cleco Power from Cleco Marketing & Trading LLC, Cleco Power's indirect sales of power to Cleco Marketing & Trading LLC, and other transactions between Cleco Power and Cleco Marketing & Trading LLC.  We determined that certain of these activities and transactions may have violated the Public Utility Holding Company Act of 1935 as well as various statutes and regulations administered by the LPSC and the FERC.  In July 2003, we entered into the Stipulation and Consent Agreement with the FERC Staff with respect to these activities and transactions.  Under the Stipulation and Consent Agreement, we agreed to a one-year revocation of Cleco Marketing & Trading LLC's market-based rate authority, to make refunds of $2.1 million to Cleco Power for profits obtained through various affiliate energy marketing and trading transactions, between 1999 and 2002, and to make payment of a $0.8 million civil penalty to the FERC, as well as to abide by other restrictions and mandatory plans.

The LPSC has initiated formal proceedings to investigate these activities and transactions and we are cooperating fully with them.  This LPSC investigation has become part of Cleco Power's fuel audit.  We are unable to predict what action the LPSC will take with regard to these activities and transactions.  The LPSC could require the refunding of revenues relating to the activities and transactions and could impose penalties and restrictions on us as a result of their findings with respect to these activities and transactions. Moreover, the continuing LPSC investigation may result in determinations of violations in addition to those described above.

The expiration of Cleco Power's current rate stabilization plan in September 2004 could result in a reduction in Cleco Power's regulated rate of return, which is the primary basis for its earnings.

Cleco Power's retail power rates for residential, commercial and industrial customers and other retail sales are regulated by the LPSC. Under a rate stabilization plan approved by the LPSC, Cleco Power is allowed to realize a regulatory return on equity of up to 12.625%, with returns above that level being refunded to customers in the form of billing credits.  The rate stabilization plan expires in September 2004, at which time the LPSC may order a new plan or extend the existing plan with or without modification.  The LPSC could reduce Cleco Power's regulated rate of return in establishing a new plan or modifying its existing plan, which would reduce our revenue and profitability.

The expiration of, or the nonperformance by counterparties under, agreements by which Cleco Power obtains a significant portion of its purchased power could result in an increase in the price at which we provide that power, and the LPSC may not allow Cleco Power to recover part or all of any additional amounts it may pay to obtain replacement power.

Cleco Power does not supply all of its customers' power requirements from the generation facilities it owns and must purchase additional power from the wholesale power market.  During 2002, it obtained approximately 40% of its capacity and energy needs under three long-term power purchase agreements with Williams Energy, a subsidiary of Williams Companies, Inc., and Dynegy Power Marketing, Inc. (Dynegy Power), a subsidiary of Dynegy Inc.  Substantially all of the obligations under these agreements expire on December 31, 2004.  If either Williams Energy or Dynegy Power fails to provide power to Cleco Power in accordance with the power purchase agreements, Cleco Power would likely have to obtain replacement power at then-prevailing market prices to meet its customers' demands.  The power market can be volatile, and the prices at which Cleco Power would obtain replacement power could be higher than the prices it currently pays under the power purchase agreements.  The LPSC may not allow Cleco Power to recover, through an increase in rates or through its fuel adjustment clause, part or all of any additional amounts it may pay in order to obtain replacement power.

In March 2003, Cleco Power made an informational filing with the LPSC requesting approval to issue a request for proposal for either purchased power or the purchase or generation facilities for up to 750 MW of power beginning January 1, 2005.  Cleco Power may not be able to obtain purchased power or generation facilities on terms comparable to those in its power purchase agreements with Williams Energy and Dynegy Power or at all.  The LPSC may not allow Cleco Power to recover part or all of any additional amounts it may pay under new power purchase agreements in order to obtain new generating facilities or otherwise as a result of the expiration of its existing power purchase agreements, which could be substantial.

Our costs of compliance with environmental laws are significant and the cost of compliance with new environmental laws could reduce our profitability.

Our businesses are subject to extensive environmental regulation by federal, state and local authorities.  We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits, in operating our facilities.  In addition, existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.  We may incur significant additional costs to comply with these requirements.  If we fail to comply with these requirements, we could be subject to civil or criminal liabilities and fines.

We are a holding company and our ability to meet our debt obligations is dependent on the earnings of our subsidiaries and the distribution of such earnings to us in the form of dividends or distributions.

We are a holding company and conduct our operations primarily through subsidiaries.  Substantially all of our consolidated assets are held by our subsidiaries.  Accordingly, our ability to meet our debt obligations is largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us.  The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or to make any funds available for such payment.  In addition, our subsidiaries' ability to make dividend payments or other distributions to us may be restricted by their obligations to holders of their outstanding securities and to creditors, the availability of earnings and the needs of their businesses.  Moreover, Cleco Power, our largest subsidiary, is subject to regulation by the LPSC, which may impose limits on the amount of dividends that Cleco Power may pay us.

A downgrade in our credit rating could increase our borrowing costs and our potential pool of investors and funding sources could decrease.

On March 26, 2003, Standard & Poor's affirmed its senior unsecured debt ratings of Cleco at BBB- and Cleco Power at BBB.  Both Cleco's and Cleco Power's senior unsecured debt ratings were taken off CreditWatch, but Standard & Poor's stated that "the outlook for the ratings is negative due to continued uncertainties surrounding the company's unregulated merchant energy activities."  On March 24, 2003, Moody's downgraded the senior unsecured debt ratings of Cleco to Baa3 from Baa1 and the senior unsecured debt ratings of Cleco Power to Baa1 from A3.  Moody's noted that the ratings outlook for Cleco is negative and the ratings outlook for Cleco Power is stable.  Moody's stated that "the downgrades reflect deterioration in the credit quality of Cleco's unregulated power plants and the adverse underlying market conditions for merchant generation in the SERC [Southeastern Electric Reliability Council] region."  We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency.  We note that these credit ratings are not recommendations to buy, sell or hold securities.  Each rating should be evaluated independently of any other rating.  If Moody's or Standard & Poor's were to downgrade our long-term rating or Cleco Power's long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results.  In addition, we would likely be required to pay higher interest rates in future debt financings, and our potential pool of investors and funding sources could decrease.

You assume the risk that the market value of our common stock may decline.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been particularly volatile.  It is impossible to predict whether the price of our common stock will rise or fall.  Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors.  In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after any offering of common stock offered by this prospectus, or the perception that such sales could occur, could affect the price of our common stock.

Provisions of Louisiana law and of our amended and restated articles of incorporation and bylaws could restrict the acquisition of us, the acquisition of control or removal of our incumbent officers and directors and could affect the market price of our common stock.

Some provisions of Louisiana law and our amended and restated articles of incorporation and bylaws could make an acquisition of us by means of a tender offer, an acquisition of control of us by means of a proxy contest or otherwise or removal of our incumbent officers and directors more difficult.  In addition, we have a classified board of directors, our articles of incorporation require a supermajority vote for the sale, lease or disposition of all or any or our assets and Louisiana law and our bylaws require board and supermajority shareholder approval of consolidations or share exchanges with an interested shareholder.  These provisions could delay or prevent an acquisition of us that an investor might consider to be in his or her best interest, including attempts that might result in a premium over the market price for our common stock.  Please read "Description of Capital Stock-Anti-Takeover Provisions" beginning on page 24 for a more detailed discussion of these provisions.

Use of Proceeds

    Unless we inform you otherwise in the prospectus supplement, we anticipate using net proceeds from the sale of the securities offered by this prospectus for general corporate purposes.  These purposes may include, but are not limited to:

working capital,
capital expenditures,
equity investments in existing and future projects,
acquisitions, and
the repayment or refinancing of our indebtedness or indebtedness of our subsidiaries.

Description of Our Debt Securities

The debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities.  We will issue senior debt securities under a senior indenture dated as of May 1, 2000, as amended or supplemented from time to time, between us and Bank One, N.A., as trustee.  We will issue subordinated debt securities under an indenture we will enter into with the trustee named in the prospectus supplement.  We refer to the senior indenture and the subordinated indenture in this prospectus collectively as the "indentures."  We have filed the forms of the indentures with the SEC as exhibits to the registration statement covering the debt securities offered by this prospectus.  We have summarized selected provisions of the indentures and the debt securities below.  This summary is qualified in its entirety by reference to the indentures.

We may issue debt securities from time to time in one or more series under the indentures.  Our debt securities may be convertible into or exchangeable for shares of our common stock or preferred stock.  We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus.  You should carefully read the summary below, the applicable prospectus supplement and the provisions of the relevant indenture that may be important to you before investing in our debt securities.

The provisions of each of the indentures are substantially identical in substance, except that the subordinated indenture provides for the subordination of the subordinated debt securities.  We describe the subordination provisions of the subordinated indenture in the "Subordination Under the Subordinated Indenture" section of this prospectus.  We have included cross-references in the summary below to refer you to the section numbers of the indentures we are describing.  The section numbers are the same for both of the indentures, unless we state otherwise.

We may issue debt securities in separate series from time to time under each of the indentures.  The total principal amount of debt securities that may be issued under the indentures is unlimited.  We may limit the maximum total principal amount for the debt securities of any series.  However, any limit may be increased by resolution of our board of directors.  (Section 301)  We will establish the terms of each series of debt securities, which may not be inconsistent with the related indenture, in a supplemental indenture.

Ranking

The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness.  As of September 30, 2003, Cleco Corporation had an aggregate of $250.0 million of unsecured and unsubordinated indebtedness that would rank equal with the senior debt securities.  The subordinated debt securities will rank junior and be subordinate to all of our senior indebtedness as we describe in the "Subordination Under the Subordinated Indenture" section of this prospectus.  As of September 30, 2003, Cleco Corporation had an aggregate of $250.0 million of senior indebtedness to which the subordinated debt securities would rank junior and be subordinated.  Both the senior debt securities and the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.  As of September 30, 2003, we had an aggregate of $1.12 billion of consolidated indebtedness, of which $869.1 million is owed by subsidiaries and therefore effectively senior to both the senior debt securities and the subordinated debt securities.  Neither indenture restricts the amount of additional indebtedness that we or our subsidiaries may incur.

Since we are a holding company, our ability to pay debt service on our debt securities is dependent upon the cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends and make debt service payments to us.  Certain of our subsidiaries have contractual restrictions on the amount of dividends that they may pay us.  In addition, Cleco Power, our largest subsidiary, is subject to regulation by the LPSC, which may impose limits on the amount of dividends that Cleco Power may pay us.

The Terms of the Debt Securities

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus.  These terms will include some or all of the following:

the title of the debt securities;
whether the debt securities are senior debt securities or subordinated debt securities;
the specific indenture under which the debt securities will be issued;
any limit on the total principal amount of the debt securities;
the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates;
the interest rate or rates of the debt securities, if any, or the method used to determine the rate or rates;
the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;
the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates;
the basis for calculating interest if other than a 360-day year of twelve 30-day months;
the place or places where:
payments of principal, premium, if any, and interest on the debt securities will be payable;
the debt securities may be presented for registration of transfer or exchange; and
notices and demands to or upon us relating to the debt securities may be made;
any provisions for redemption of the debt securities;
any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity;
the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;
10
any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula;

the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than $US, and the manner for determining the equivalent principal amount in $US;

any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated, or the method for determining such portion;

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities;
whether any of the debt securities will be issued in the form of one or more global securities and, if so:
the depositories for the global securities;
the form of any additional legends to be borne by the global securities;

the circumstances under which the global securities may be exchanged, in whole or in part, for debt securities registered in the name of persons other than the depositary for the global securities or its nominee; and

whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee;
whether the interest rate of the debt securities may be reset;
whether the stated maturity of the debt securities may be extended;

any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable;

any addition to or change in the covenants in the relevant indenture;
any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registerable or not registerable as to principal, and with or without interest coupons;
the appointment of any paying agents for the debt securities, if other than the trustee;
11
the terms of any right to convert or exchange the debt securities into shares of our common stock or preferred stock;
the terms and conditions, if any, securing the debt securities;
whether we will sell the debt securities, including original issue discount debt securities, at a substantial discount below their stated principal amount;
any restriction or condition on the transferability of the debt securities; and
any other terms of the debt securities consistent with the relevant indenture. (Section 301)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount.  If there are any special United States federal income tax considerations applicable to debt securities we sell at an original discount, we will describe them in the prospectus supplement.  In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $US.

Form, Exchange and Transfer of the Debt Securities

We will issue the debt securities in registered form, without coupons.  Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000.  (Section 302)

Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.  (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose.  The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request.  We will not charge a service charge for any exchange or registration of transfer of debt securities.  However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange.  Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar.  We will identify any transfer agent in addition to the security registrar in the prospectus supplement.  (Section 305)  At any time we may:

designate additional transfer agents;
rescind the designation of any transfer agent; or
approve a change in the office of any transfer agent

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.  (Sections 305 and 1002)

In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Global Securities

Unless we inform you otherwise in the prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities.  The global securities will have a total principal amount equal to the debt securities they represent.  Unless we inform you otherwise in the prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as "DTC," or any other successor depository we may appoint.  We refer to DTC or the other depository in this prospectus as the "depositary."  Each global security will be registered in the name of the depositary or its nominee.  Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture.  Unless we inform you otherwise in the prospectus supplement, we will not issue debt securities in definitive form.

Global securities may not be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the indentures;
an event of default with respect to the global security has occurred and is continuing;
we determine in our sole discretion that the global security will be so exchangeable or transferable; or
any other circumstances in addition to or in lieu of those described above that we may describe in the prospectus supplement.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary. (Sections 204 and 305)

Regarding DTC

DTC is:

a limited-purpose trust company organized under the New York Banking Law;
a "banking organization" within the meaning of the New York Banking Law;
a member of the Federal Reserve System;
a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and
a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC.  DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.  Direct participants include:

securities brokers and dealers;
banks;
trust companies;
clearing corporations and some other organizations.

DTC is owned by a number of direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.  Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants.  The rules applicable to DTC and its participants are on file with the SEC.

Upon our issuance of debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records.  The ownership interest of each actual purchaser of each debt security, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records.  Beneficial owners will not receive written confirmation from DTC of their purchase. However, beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction.  Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for the global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indentures.  Except as described above, beneficial owners will not:

be entitled to have debt securities represented by the global security registered in their names;
receive or be entitled to receive physical delivery of debt securities in definitive form; and
be considered the owners or holders thereof under the indentures.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners.  The participants will remain responsible for keeping account of their holdings on behalf of their customers.  Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities.  Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, identified in a listing attached to the omnibus proxy.

We will make payments of principal, premium, if any, and interest on the debt securities represented by the global security registered in the name of the depositary or its nominee through the trustee under the relevant indenture or a paying agent, which may also be the trustee under the relevant indenture, to the depositary or its nominee, as the case may be, as the registered owner of the global security.  Neither we, the trustees, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised that DTC will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of principal, premium, if any, and interest to DTC is either our responsibility or the responsibility of the paying agent.  Disbursement of these payments to direct participants is the responsibility of DTC.  Disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

We cannot assure you that DTC will distribute payments on the debt securities made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus.  Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the debt securities that may be transmitted by or through DTC.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

We have obtained the information in this section concerning DTC and the DTC's book-entry system from sources that we believe are reliable.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment.  However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons we pay the principal amount of the debt securities.  The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement.  (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate.  However, except in the case of a global security, we may pay interest by:

check mailed to the address of the person entitled to the payment as it appears in the security register, or by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the applicable trustee as the sole paying agent for the debt securities issued under the relevant indenture unless we inform you otherwise in the prospectus supplement.  If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement.  At any time, we may designate additional paying agents or rescind the designation of any paying agents.  However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.  (Sections 307 and 1002)

Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request.  After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors.  The trustees and any paying agents will not be liable for those payments after we have been repaid.  (Section 1003)

Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless we inform you otherwise in the prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a "successor person," unless:

the successor person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States or a State in the United States;
the successor person assumes our obligations with respect to the debt securities and the relevant indenture;
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and
we have delivered to the trustee the certificates and opinions required under the relevant indenture. (Section 801)

Absence of Event Risk Protections

Unless we inform you otherwise in the prospectus supplement, the indenture for a series of debt securities will not contain provisions permitting the holders of our debt securities to require prepayment in the event of a change in control of us, or in the event we enter into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event we dispose of one or more of our business units, nor are any such events deemed to be Events of Default under the terms of the indentures.

Events of Default

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

1.	our failure to pay principal or premium, if any, on that series when due;
2.	our failure to pay any interest on that series for 30 days;
3.	our failure to deposit any sinking fund payment, when due, relating to that series;
4.

our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 33% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture;

5.	specified events involving bankruptcy, insolvency or reorganization; and
6.	any other event of default we may provide for that series;

provided, however, that no event described in number four and number six above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the debt securities generally, us or the indenture.  (Section 501)

If the principal, premium, if any, or interest on any series of debt securities is payable in a currency other than $US and the currency is not available to us for making payments due to the imposition of exchange controls or other circumstances beyond our control, we may satisfy our obligations to holders of the debt securities by making payment in $US in an amount equal to the $US equivalent of the amount payable in the other currency.  This amount will be determined by the trustee by reference to the noon buying rate in The City of New York for cable transfers for the other currency, referred to as the "exchange rate," as reported or otherwise made available by the Federal Reserve Bank of New York on the date of the payment, or, if the exchange rate is not then available, on the basis of the most recently available exchange rate.  Any payment made in $US under these circumstances will not be an event of default under the indenture.  (Section 501)

If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series due and immediately payable.  In order to declare the principal amount of the series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture.  Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

This right does not apply if:

an event of default described in number five above occurs, or an event of default described in number four or number six above that applies to all outstanding debt securities occurs.

If any of these events of default occur and is continuing, either the trustee or holders of at least 33% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately.  In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture.  Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal have been cured or waived as provided in the indenture.  (Section 502)  For information as to waiver of defaults, please refer to the "Modification and Waiver" section below.

If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee.  (Section 603)  The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

the direction is not in conflict with any law or the indenture;
the trustee may take any other action it deems proper which is not inconsistent with the direction; and

the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law.  (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indenture if:

the holder gives the trustee written notice of a continuing event of default for that series;
holders of at least 33% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue that remedy;
17
the holder offers reasonable indemnity to the trustee;"
the trustee fails to pursue that remedy within 60 days after receipt of the request; and
during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due.  (Section 508)

We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and, specifying all of our known defaults, if any.  (Section 1004)

Modification and Waiver

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities of a particular series in order to:

evidence the succession of a successor person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor person;
add to our covenants for the benefit of the holders or to surrender any of our rights or powers;
add events of default for the benefit of the holders of all or any series of debt securities;
add or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form;

add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;
establish the form or terms of any series of debt securities;
provide for uncertificated securities in addition to certificated securities;
evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;
correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series;

supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or
18

add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities.  (Section 901)

We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class.  However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture;
reduces the principal amount of, or any premium or interest on, any debt security;
reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;
changes the place or currency of payment of principal, premium, if any, or interest;
impairs the right to institute suit for the enforcement of any payment on any debt security;
reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;
reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;
makes certain modifications to such provisions with respect to modification and waiver;

makes any change that adversely affects the right to convert or exchange any debt security or decrease the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

changes the terms and conditions pursuant to which any series of debt securities that are secured in a manner adverse to the holders of the debt securities. (Section 902)

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the indenture.  However, the consent of holders of each outstanding debt security of a series is required to:

waive any default in the payment of principal, premium, if any, or interest, or waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

19

the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $US equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

Some debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased upon the deposit of money in trust for the holders sufficient to pay the principal, premium, if any, and interest on the debt securities on their respective stated maturities, will not be deemed to be outstanding.  (Section 101)

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture.  In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities.  If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date.  To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date.  For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date.  This period may be shortened or lengthened by not more than 180 days.  (Section 104)

Subordination Under the Subordinated Indenture

We have defined some of the terms we use in this subsection at the end of this subsection.

The subordinated debt securities issued under the subordinated indenture will be unsecured and junior in right of payment to all of our senior indebtedness.  This means we will not be permitted to make a payment on the subordinated debt securities if:

any of our senior indebtedness is not paid when due, any applicable grace period with respect to any payment default has ended and the payment default has not been cured or waived or ceased to exist; or

the maturity of any of our senior indebtedness has been accelerated because of a default and that acceleration has not been rescinded.

If our assets are distributed to our creditors upon our dissolution, winding-up or liquidation, whether voluntarily or involuntarily or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal, premium, if any, interest and any other amounts due or to become due on all of our senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

"Debt" in the subordinated indenture means, with respect to any person at any date of determination, without duplication:

all indebtedness for borrowed money;
all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
20
all obligations under letters of credit or bankers' acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person;
all obligations to pay the deferred purchase price of property or services, except some trade payables;
all obligations as lessee under capitalized leases;

all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this clause, if recourse with respect to the debt is limited to the asset, the amount of the debt is limited to the lesser of the fair market value of the asset or the amount of the debt;

all debt of others guaranteed by such person to the extent such debt is guaranteed by such person; and

to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

"Senior indebtedness" in the subordinated indenture means the principal, premium, if any, and interest on and all other amounts due in connection with all of our debt, whether created, incurred or assumed before, on or after the date of the subordinated indenture.  However, senior indebtedness does not include:

debt to any of our subsidiaries;
any series of subordinated debt securities under the subordinated indenture;
accounts payable or any other indebtedness or monetary obligation to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;
debt that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse; and
other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities.

The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

Conversion

Our debt securities may be convertible into or exchangeable for shares of our common stock or preferred stock.  The terms on which any debt securities will be convertible into or exchangeable for shares of our common stock or preferred stock will be set forth in the prospectus supplement related to such debt securities.

Defeasance and Covenant Defeasance

Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in the prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series.  (Section 1401)

Defeasance and Discharge.  We will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities.  Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.  (Sections 1402 and 1404)

Defeasance of Certain Covenants.  In certain circumstances, we may omit to comply with specified restrictive covenants, including those described under "Consolidation, Merger and Sale of Assets" and any that we may describe in the prospectus supplement, and in those circumstances the occurrence of certain events of default, which are described in number four above, with respect to such restrictive covenants, under "Events of Default" and any that may be described in the prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to the debt securities.  We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities.  We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.  In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default.  In such case, we would remain liable for those payments.  (Sections 1403 and 1404)

Notices

Holders will receive notices by mail at their addresses as they appear in the security register.  (Sections 101 and 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.  (Section 309)

Governing Law

New York law will govern the indentures and the debt securities.  (Section 112)

Regarding the Trustee

Bank One, N.A. or an affiliate thereof acts as (a) trustee, collateral agent and securities intermediary under certain senior secured bonds issued by Cleco Evangeline and (b) trustee under certain first mortgage bonds issued by Cleco Power.  Bank One or an affiliate thereof also is (a) a lender and syndication agent under a 364-day credit agreement between Cleco Corporation and Bank One (or an affiliate thereof) and (b) a lender to Cleco Corporation and Cleco Power under certain other credit facilities. In addition, Bank One and its affiliates may from time to time act as a depositary for funds of, make loans to, and perform other services for Cleco Corporation and its affiliates in the ordinary course of business.

Description of Capital Stock

We have summarized selected aspects of our capital stock below.  For a complete description, you should refer to our amended and restated articles of incorporation, bylaws and the Rights Agreement, dated as of July 28, 2000, between us and Equiserve Trust Company, as rights agent, all of which are exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of:

100,000,000 shares of common stock, par value $1 per share
1,491,900 shares of preferred stock, par value $100 per share, which we refer to as the "$100 preferred stock," and
3,000,000 shares of preferred stock, par value $25 per share, which we refer to as the "$25 preferred stock."

As of September 30, 2003, 47,271,848 shares of our common stock were outstanding, 253,540 shares of our $100 preferred stock were outstanding and no shares of our $25 preferred stock were outstanding. Our board of directors has reserved for issuance pursuant to our shareholder rights plan a total of 500,000 shares of $25 preferred stock, designated as Series A Participating Preferred Stock. Holders of common stock may purchase shares of our Series A Participating Preferred Stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read the "-Shareholder Rights Plan" section below and "Where You Can Find More Information" beginning on page 30.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, except in the election of directors, in which case holders of common stock have cumulative voting rights. Cumulative voting gives each shareholder the right to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast all of those votes for one candidate or distribute them among any two or more candidates. Subject to preferences that may be applicable to any outstanding preferred stock and to restrictive covenants in certain debt instruments of ours, the holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

The common stock is listed on the New York Stock Exchange and the Pacific Exchange and trades under the symbol "CNL."

Preferred Stock

We have summarized below selected aspects of our $25 preferred stock and $100 preferred stock, which we collectively refer to as the "Preferred stock."  We will file the form of the amendment to our articles of incorporation providing for the establishment of a series of preferred stock with the SEC before we issue any shares of that series of preferred stock, and you should read the form of amendment for provisions that may be important to you.  Subject to specified restrictions in our articles of incorporation relating to our net earnings, which restrictions must be satisfied at the time of issuance, our board of directors can, without action by the shareholders, issue one or more series of the preferred stock.  The board can determine for each series the number of shares, designation, dividend rates and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

Each share of $100 preferred stock entitles the holder to one vote on all matters submitted to a vote of the shareholders, and each share of $25 preferred stock entitles the holder to one-fourth vote. All shares of preferred stock will rank equally with each other, and no class of stock ranking senior to the preferred stock can be created unless authorized by a vote of holders of two-thirds of the outstanding preferred stock, voting as a class. Cumulative voting rights do not apply to the preferred stock, but holders of preferred stock are entitled to special voting rights with respect to election of directors if we fail to make payments on the preferred stock in specified cases. By action of our board of directors, we may redeem all or any part of any series of outstanding preferred stock. Dividends on the preferred stock will be cumulative.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

the title of the series of preferred stock,
the maximum number of shares of the series,
the dividend rate or the method of calculating the dividend and the date from which dividends will accrue, any liquidation preference,
any redemption provisions,
any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock, any terms for the conversion or exchange of the preferred stock for other securities of us, and any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the preferred stock.

Anti-Takeover Provisions

Some provisions of Louisiana law and our amended and restated articles of incorporation and bylaws could make the following more difficult:

acquisition of us by means of a tender offer
acquisition of control of us by means of a proxy contest or otherwise removal of our incumbent officers and directors

These provisions, as well as our shareholder rights plan and our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. These provisions could delay or prevent an acquisition of us that a shareholder might consider to be in his or her best interest, including attempts that might result in a premium over the market price for our common stock.

Classified Board of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with only one class being elected each year by our shareholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. Subject to special provisions for cumulative voting, holders of 80% of the shares of common stock entitled to vote in the election of directors may remove a director for cause, but shareholders may not remove any director without cause.

Shareholder Meetings

Our articles of incorporation and bylaws provide that special meetings of shareholders may be called by the chief executive officer or president, a majority of the board of directors, a majority of the executive committee of the board of directors or by shareholders holding 51 % of our total voting power. In some cases, shareholders holding specified amounts of preferred stock may also call a special meeting. A majority of the outstanding shares of common stock entitled to vote is a quorum for a shareholder meeting.  In general, a majority of votes cast decides a matter brought before a meeting.

Shareholder Proposals and Nominations of Directors

Shareholders can submit proposals and nominate candidates for our board of directors if the shareholders follow advance notice procedures described in our bylaws.

To make a proposal or nominate a candidate for our board of directors, a shareholder must submit a timely notice to our secretary. Generally, a shareholder's proposal must be received at least 120 days prior to the meeting for which the proposal is made. If we give less than 135 days' notice or prior public disclosure of the meeting, we must receive the proposal no later than 15 days after the day we give notice or make public the date of the meeting. A shareholder's director nomination must be received at least 180 days before the meeting at which the person is proposed to be nominated. Shareholder proposals or nominations must give specified information about the shareholder and the proposal being made or the director being nominated, as the case may be.  Shareholder proposals and director nominations that are late or that do not include the required information may be rejected. This could prevent shareholders from bringing certain matters before a meeting, including making nominations for directors.

Supermajority Vote for Certain Transactions

Our articles of incorporation provide that we may sell, lease or otherwise dispose of all or any of our assets upon the affirmative vote of two-thirds of all directors. But if such a transaction involves the receipt of shares or securities of another corporation, we may engage in the transaction only upon receiving the affirmative vote of two-thirds of all directors and holders of a majority of our outstanding capital stock. Additionally, unless we redeem all outstanding shares of preferred stock, we may not take any of the following actions without the consent of holders of two-thirds of any outstanding preferred stock:

voluntarily liquidate, dissolve or wind up
sell or transfer substantially all of our assets
consolidate or merge with another company or entity

Interested Shareholder Transactions

Louisiana law and our bylaws require that mergers, consolidations or share exchanges with a shareholder owning 10% or more of our voting power be recommended by the board and approved by:

80% of the votes entitled to be cast by outstanding shares of voting stock and two-thirds of votes entitled to be cast by voting stock other than the interested shareholder

Our bylaws provide that a quorum for purposes of voting on such a transaction consists of 80% of the votes entitled to be cast, unless 80% of the "continuing directors," as defined in our bylaws, approves the transaction prior to submission of the matter to a shareholder vote.

Transactions that do not alter the contract rights of our stock or convert our shares and satisfy certain consideration and procedural requirements are exempt from these requirements.

Limitation of Liability of Officers and Directors

Section 24 of the Louisiana Business Corporation Law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers' and directors' fiduciary duties, except for:

any breach of the officer's or director's duty of loyalty to us or our shareholders acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 92D of the Louisiana Business Corporation Law or
any transaction from which the officer or director derived an improper personal benefit

Our articles of incorporation limit the liability of our officers and directors to us and our shareholders to the fullest extent permitted by Louisiana law. The inclusion of these provision in our articles of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter shareholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our shareholders. Our bylaws provide indemnification to our officers and directors and certain other persons.

Other Provisions

Except for specified cases in which our board of directors may amend our articles of incorporation, amendment of our articles of incorporation requires the affirmative vote, at a meeting, of holders of the majority of our outstanding capital stock. Additionally, our bylaws provide that amendments to our articles of incorporation that affect any of the following items will not be effective until at least one year after the adoption of the amendment by the shareholders:

quorum requirements for our shareholder meetings
procedures and votes required for amending our articles of incorporation or bylaws votes required for approving mergers and other business combinations number, classification, powers and qualifications of our directors procedures relating to our directors, including appointment and removal procedures relating to our shareholder meetings

Our bylaws may be amended by the affirmative vote of a majority of the board of directors, subject to the power of the shareholders to amend the bylaws upon the affirmative vote of 80% of all shares of our stock entitled to vote.

Shareholder proposals to amend our articles of incorporation or bylaws must be received by the secretary at least 180 days before the meeting at which the proposal is to be considered and must contain specified information. These proposals may be rejected if not made in time or if they fail to include the required information.

Transfer Agent and Registrar

EquiServe First Chicago Trust Division, Jersey City, New Jersey, is our transfer agent and registrar.

Shareholder Rights Plan

We have a shareholder rights plan under which one preferred stock purchase right is attached to each outstanding share of our common stock. The rights become exercisable under specified circumstances, including any person or group (an "acquiring person") becoming the beneficial owner of 15% or more of our outstanding common stock, subject to specified exceptions. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Participating Preferred Stock, par value $25 per share, at an exercise price of $125, subject to adjustment under specified circumstances. If events specified in the shareholder rights plan occur, each holder of rights other than the acquiring person can exercise his or her rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. We may redeem the rights for $0.01 per right at any time prior to the tenth day after a person or group becomes an acquiring person. The shareholder rights plan and the rights expire in July 2010.

Plan of Distribution

We may sell securities:

through an underwriter or underwriters;
through dealers;
through agents; or
through a combination of any of these methods.

We will describe the terms of any offering of securities in the prospectus supplement, including:

the method of distribution;
the name or names of any underwriters, dealers or agents, and any managing underwriter or underwriters;
the purchase price of the securities and the proceeds we receive from the sale;
any underwriting discounts, agency fees or other form of underwriters' compensation;
any discounts and concessions allowed, reallowed or paid to dealers or agents; and
the expected time of delivery of the offered securities.

We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

If we use underwriters to sell our securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased.  In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions.  Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use a dealer to sell securities, we will sell the securities to the dealer as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the securities they offer and sell.  If we elect to use a dealer to sell securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents.  We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement.  Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Underwriters, agents and dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may enter into agreements with the underwriters, agents, dealers or remarketing firms who participate in the distribution of our securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities.  Underwriters, agents or dealers may be our customers.  They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

Each series of preferred stock and debt securities will be a new issue with no established trading market.  We may elect to list any series of preferred stock or debt securities on an exchange.  However, we are not obligated to do so.  It is possible that one or more underwriters may make a market in a series of securities.  However, they will not be obligated to do so and may discontinue market making at any time without notice.  We cannot assure you that a liquid trading market for the securities (other than our common stock) will develop.

In connection with an offering, the underwriters or agents may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities.  Syndicate short positions involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase from us in the offering.  The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time.  These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

 Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois.  You may obtain further information regarding the operation of the SEC's Public Reference Rooms by calling the SEC at 1-800-SEC-0330.  Our filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. and on our website located at http://www.cleco.com.  In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information.  The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus.  We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities is completed:

our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and filed with the SEC on March 18, 2003 (File No. 1-15759), our Proxy Statement and Notice of Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 19, 2003 (File No. 1-15759), our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 and filed with the SEC on May 8, 2003 (File No. 1-15759), our quarterly report on Form 10-Q for the quarterly period ended June 30, 2003 and filed with the SEC on August 11, 2003 (File No. 1-15759), our quarterly report on Form 10-Q for the quarterly period ended September 30, 2003 and filed with the SEC on November 6, 2003 (File No. 1-15759), our current report on Form 8-K dated April 23, 2003 and filed with the SEC on April 28, 2003 (File No. 1-15759), our current report on Form 8-K dated May 2, 2003 (other than the information identified and/or included in Item 9 thereof) and filed with the SEC on May 5, 2003 (File No. 1-15759), our current report on Form 8-K dated May 8, 2003 (other than the information identified and/or included in Item 9 thereof) and filed with the SEC on May 8, 2003 (File No. 1-15759), our current report on Form 8-K dated August 29, 2003 and filed with the SEC on August 29, 2003 (File No. 1-15759),

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 22, 2000 (File No. 1-15759), as may be amended from time to time to update that description, and the description of the rights associated with our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 8, 2000 (File No. 1-15759), as may be amended from time to time to update the description.

This prospectus is part of a registration statement we have filed with the SEC relating to our securities.  As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You should read the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement, exhibits and schedules are also available at the SEC's Public Reference Rooms or through its website.

You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana  71360-5226
Attn: Corporate Secretary
  (318) 484-7400

Validity of Securities

The validity of any debt securities offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas.  R. O'Neal Chadwick, Jr., our Senior Vice President and General Counsel, will pass upon all matters of Louisiana law in this connection.  The validity of any shares of our common stock or preferred stock offered hereby will be passed upon for us by Mr. Chadwick.  Baker Botts L.L.P. will pass upon other legal matters for us in this connection.  Any underwriters will be advised about the validity of the securities and other legal matters by their own counsel, who will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Cleco Corporation (the "Company") estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission filing fee	$ 16,180*
Blue sky expenses	10,000
Attorneys' fees and expenses.	90,000
Independent accountant's fees and expenses	5,000
Printing and engraving expenses	18,000
Rating agency fees	22,000
Trustee's fees and expenses	20,000
NYSE and PX listing fees	18,000
Miscellaneous expenses	20,820
Total	$ 220,000

*       Actual; all other expenses are estimated.

Item 15.  Indemnification of Directors and Officers.

Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL") provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.  Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorney's fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such

Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person's willful or intentional misconduct.  The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in policies covering liabilities up to $85 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $65 million incurred by directors, officers and certain other employees of the Company in connection with the administration of the Company's employee benefit plans.

Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit.  The Company's Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL.  Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director's or officer's liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

Item 16.  Exhibits.

                See Index to Exhibits at page II-6.

Item 17.  Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of  1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value; of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to  be included in a post-effective amendment by those paragraphs is contained in  periodic reports filed by the registrant pursuant to section 13 or section 15(d) of  the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration  statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the  securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining  any liability under the Securities Act of 1933, each filing of the registrant's  annual report pursuant to section 13(a) or section 15(d) of the Securities  Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the  securities offered therein, and the offering of such securities at that time shall  be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the   registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission    such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such  director, officer or controlling person in connection with the securities being  registered, the registrant will, unless in the opinion of its counsel the matter has  been settled by controlling precedent, submit to a court of appropriate  jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of  such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on December 12, 2003.

                                                                                              CLECO CORPORATION

                                                                                              By:    /s/ DAVID M. EPPLER                                                                                                                                David M. Eppler
                                                                                                        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Eppler	President, Chief Executive	December 12, 2003
David M. Eppler	Officer and Director
(Principal Executive Officer)

/s/ Dilek Samil	Chief Financial Officer and	December 12, 2003
Dilek Samil	Senior Vice President of Finance
(Principal Financial Officer)

/s/ R. Russell Davis	Vice President and Controller	December 12, 2003
R. Russell Davis	(Principal Accounting Officer)

*	Director	December 12, 2003
Sherian G. Cadoria

*	Director	December 12, 2003
Richard B. Crowell

*	Director	December 12, 2003
J. Patrick Garrett

*	Director	December 12, 2003
F. Ben James, Jr.

*	Director	December 12, 2003
Elton R. King

*	Director	December 12, 2003
William L. Marks

*	Director	December 12, 2003
Ray B. Nesbitt

*	Director	December 12, 2003
Robert T. Ratcliff

*	Director	December 12, 2003
William H. Walker, Jr.

*By: /s/ KATHLEEN F. NOLEN Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document Description	Report or Registration Statement	Exhibit Reference
1*	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Incorporation of Cleco Corporation, restated effective July 1, 1999	Post-Effective Amendment No. 1 to Form S‑4 (333‑71643‑01) filed June 30, 1999	A
3.2**	Articles of Amendment to the Amended and Restated Articles of Incorporation of Cleco Corporation setting forth the terms of a series of $25 Preferred Stock	Form 8-K filed July 28, 2000	1
3.3**	Articles of Amendment to the Amended and Restated Articles of Incorporation of Cleco Corporation to increase the amount of authorized common stock and to effect a two-for-one split of the common stock	Schedule 14A filed March 14, 2001	B
3.4**	Bylaws of the Company (revised effective April 26, 2002)	Form 10‑Q for the quarterly period ended March 31, 2002 filed May 15, 2002	3(a)
4.1**	Senior Indenture, dated as of May 1, 2000, between Cleco Corporation and Bank One, N.A., as trustee	Amendment No. 1 to Form S‑3 (333‑33098) filed May 8, 2000	4.1
4.2**	Supplemental Indenture No. 1, dated as of May 25, 2000, to Senior Indenture	Form 8‑K filed May 24, 2000	4.1
4.3**	Supplemental Indenture No. 2, dated as of April 28, 2003, to Senior Indenture	Form 8‑K filed April 28, 2003	4.1
4.4**	Form of Subordinated Indenture	Amendment No. 1 to Form S‑3 (333-33098) filed May 8, 2000	4.2
4.5**	Form of Senior Debt Security (included in Exhibit 4.1)
4.6**	Form of Subordinated Debt Security (included in Exhibit 4.2)
4.7**	Rights Agreement between the Company and Equiserve Trust Company, Rights Agent, dated as of July 28, 2000	Form 8-K filed July 28, 2000	1
5.1	Opinion of Baker Botts L.L.P.
5.2	Opinion of R. O'Neal Chadwick, Jr.
12.1**

Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the twelve-month periods ended December 31, 2002, 2001, 2000, 1999 and 1998

		Form 10‑K for the fiscal year ended December 31, 2002 filed March 18, 2003	12(a)

12.2**	Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the nine-month period ended September 30, 2002	Form 10‑Q for the quarterly period ended September 30, 2002 filed November 14, 2002	12(a)
12.3**	Statement Regarding Computation of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends for the nine-month period ended September 30, 2003	Form 10‑Q for the quarterly period ended September 30, 2003 filed November 6, 2003	12(a)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
23.3	Consent of R. O'Neal Chadwick, Jr. (included in Exhibit 5.2)
24†	Power of Attorney
25.1	Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association (as successor to Bank One, N.A.), as trustee under the Senior Indenture
25.2*	Statement of Eligibility on Form T‑1 of Subordinated Indenture Trustee

*	To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
**	Incorporated herein by reference as indicated.
†	Previously filed.